EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Debut Broadcasting Announces Appointment of Ron Heineman as CEO

NASHVILLE, Tenn. – February 1, 2010 – Debut Broadcasting Corporation, Inc.™ (OTC BB: DBTB), a media and entertainment company, announces the appointment of Ronald E. Heineman as Chief Executive Officer.

On February 1, 2010, Debut Broadcasting appointed Ronald E. Heineman to serve as its Chief Executive Office.  Mr. Heineman, was formerly the CEO of Resolve Incorporated, ELS, Inc., and  General Employment Enterprises which are publically held companies.   Mr. Heineman is currently Managing Director of the Investment Fund, Riverfalls Financial Services, and has served on the board of directors with Debut Broadcasting and other public companies. In addition, he has served as Chief Restructuring Officer (“CRO”) and CEO of several of RiverFalls’ portfolio companies. Mr. Heineman has Bachelors and Masters degrees.

“We are thrilled to have Ron be a part of our executive team,” stated Sariah Hopkins, Debut’s Chief Financial Officer.  “Ron’s background and expertise are the perfect complement to our existing team, and will help take us to the next level in growth and strategy development.”  Robert Marquitz, Chief Operating Officer added, “Our top priorities are to increase profits, grow the company and maximize shareholder wealth.  The addition of Ron to the Debut team strengthens the company and brings us closer to achieving those goals.”

On January 26, 2010 Steven Ludwig resigned as the Chief Executive Officer of Debut Broadcasting Corporation, Inc.   Mr. Ludwig left the Company to pursue other interests.

About Debut Broadcasting Corporation, Inc.

A media and entertainment company, Debut Broadcasting Corporation, Inc. (OTC BB: DBTB) supports its clients throughout North America while also improving shareholder value through targeted turnaround opportunities in the southeastern United States. Through its entertainment arm, Impact Radio Networks, Debut sells pre-recorded radio programs and related services to more than 1,400 AM and FM stations in the U.S. and Canada, and reaches more than 45 million listeners per week, making it one of the leading syndicators in the industry. The company also provides marketing, consulting and media buying for its radio broadcast stations. Through its media division, Debut identifies and acquires (or manages) underperforming and undervalued media properties in the southeastern U.S. For more information about Debut Broadcasting, please visit www.debutbroadcasting.com or email ir@debutbroadcasting.com.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

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Debut Broadcasting is a trademark of Debut Broadcasting Corporation, Inc. All other trademarks are property of their respective owners.

INVESTOR CONTACT AT DEBUT BROADCASTING:
Sariah Hopkins, 615-301-0001, ir@debutbroadcasting.com

MEDIA CONTACT AT DEBUT BROADCASTING:

Marcus Rowe, 615-866-0517, marcus.rowe@debutbroadcasting.com